Exhibit 2.2


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


- - - - - - - - - - - - - - - - - - - - - x
                                          :
In re:                                    :       Case No. 03-13744 (MFW)
                                          :       (Jointly Administered)
AURORA FOODS INC.,                        :       Chapter 11
         et al.,                          :
         -- ---                           :
                                          :
                           Debtors.       :
                                          :
- - - - - - - - - - - - - - - - - - - - - x


         PLAN SUPPLEMENT FOR FIRST AMENDED JOINT REORGANIZATION PLAN OF
                  AURORA FOODS INC. AND SEA COAST FOODS, INC.


                                               SKADDEN, ARPS, SLATE, MEAGHER
                                                  & FLOM LLP

                                               J. Gregory Milmoe
                                               Sally McDonald Henry
                                               Four Times Square
                                               New York, New York 10036
                                               (212) 735-3000

                                               - and -

                                               Eric M. Davis (I.D. No. 3621)
                                               Robert A. Weber (I.D. No. 4013)
                                               One Rodney Square
                                               P.O. Box 636
                                               Wilmington, Delaware 19899
                                               (302) 651-3000

                                               Attorneys for Debtors and
                                                 Debtors-in-Possession


Dated:   Wilmington, Delaware
         February 4, 2004

         PLAN SUPPLEMENT FOR FIRST AMENDED JOINT REORGANIZATION PLAN OF
                  AURORA FOODS INC. AND SEA COAST FOODS, INC.

         Aurora Foods Inc. ("Aurora") and Sea Coast Foods, Inc. (together, the "Debtors"), hereby submit the Plan Supplement contemplated by the First Amended Joint Reorganization Plan of Aurora Foods Inc. and Sea Coast Foods, Inc., dated January 9, 2004 (as modified, the "Plan"). Capitalized terms used herein but not defined have the meanings ascribed to such terms in the Plan.

         The Plan Supplement includes the form (to the extent available as of the date hereof) of the Crunch Equity Voting Trust Voting Trust Agreement and the executed letter agreement, dated January 30, 2004, among Aurora, the Official Committee of Unsecured Creditors, JPMP, JWC and CDM Investor Group LLC, regarding Aurora's implementation of a management retention plan, as provided for in the Merger Agreement.


Dated:   Wilmington, Delaware
         February 4, 2004



                                            Respectfully submitted,


                                            AURORA FOODS INC. ET AL.

                                            /s/ Ronald B. Hutchison
                                            ----------------------------------
                                            Ronald B. Hutchison
                                            Chief Restructuring Officer and
                                            Assistant Secretary

                            INDEX TO PLAN SUPPLEMENT


Form of Crunch Equity Voting Trust Voting Trust Agreement                  A

Letter Agreement, dated January 30, 2004, among Aurora Foods
     Inc., the Official Committee of Unsecured Creditors of
     Aurora Foods Inc., et al., J.P. Morgan Partners LLC, J.W.
     Childs Equity Partners III, L.P. and CDM Investor Group LLC           B

                                                      Exhibit A

                                                      Draft -- February 4, 2004



                           CRUNCH EQUITY VOTING TRUST

                             VOTING TRUST AGREEMENT
                             ----------------------

         This VOTING TRUST AGREEMENT (this "Agreement"), dated as [_________], 2004, by and among [______________],[______________] and [______________] (in
their respective capacities as voting trustees, each a "Voting Trustee", and collectively the "Voting Trustees"), [______________], a Delaware banking corporation (the "Resident Trustee"), the signatories to the Trust Accession Instruments listed on Schedule I, as the same may be amended from time to time (each a "Trust Holder" and collectively, the "Trust Holders"), Aurora Foods Inc., a Delaware corporation ("Aurora") and Crunch Equity Holding, LLC, a Delaware limited liability company ("CEH LLC"),

                              W I T N E S S E T H:

         WHEREAS, CEH LLC and Aurora are party to the Agreement and Plan of Reorganization and Merger, dated as of November 25, 2003, as amended (the "Merger Agreement"), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Pinnacle Foods Corporation, an indirect wholly owned subsidiary of CEH LLC, will merge with and into Aurora (the "Merger");

         WHEREAS, pursuant to the Merger Agreement and in connection with the Merger, any Bondholder (such term and other capitalized terms used and not defined being used as defined in Article I) electing to receive equity in CEH LLC or subscribing for such equity, and any Pinnacle Equity Sponsor subscribing for such equity pursuant to Section 2.3(f) of the Merger Agreement, is required to execute an instrument (a "Trust Accession Instrument") agreeing (i) to deposit in the Delaware statutory trust created pursuant to this Agreement and the Certificate of Trust (the "Trust") any Class A Units of CEH LLC that such Person is or may become entitled to receive pursuant to Sections 3.8(a)(ii), 3.8(a)(iii), 3.8(c) or 4.2(a)(i) of the Merger Agreement and (ii) to be a party to and bound by the terms and conditions of this Agreement, as the same may be amended from time to time in accordance with its terms;

         WHEREAS, on the date hereof, CEH LLC, the Trust, the Pinnacle Equity Investors and/or their affiliates are entering into (i) an Amended and Restated Operating Agreement of CEH LLC (the "Operating Agreement") substantially in the form of Exhibit I to the Merger Agreement, (ii) an Amended and Restated Members' Agreement of CEH LLC (the "Members Agreement") substantially in the form of Exhibit H to the Merger Agreement, and (iii) a Registration Rights Agreement (the "Registration Rights Agreement") substantially in the form of Exhibit M to the Merger Agreement; and

         WHEREAS, on the date hereof, Aurora, the Trust and CEH LLC are entering into an Indemnity Agreement (the "Indemnity Agreement") substantially in the form of Exhibit J to the Merger Agreement;

         NOW, THEREFORE, a Delaware statutory trust is hereby created and established with respect to the Voting Trust CEH Units, subject to the following terms and conditions, to which each of the parties hereto expressly agrees as follows:

                                   ARTICLE I

                                  DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings specified in this Article I:

         "Account" has the meaning given in Section 3.01(a) of this Agreement.

         "Aurora" has the meaning given in the Recitals to this Agreement.

         "Board" has the meaning given in Section 4.01(a) of this Agreement.

         "Bondholder" means, immediately prior to the consummation of the Merger, any beneficial owner of Aurora's 9 7/8% Senior Subordinated Notes due 2007, Aurora's 9 7/8% Series C Senior Subordinated Notes due 2007 and Aurora's 8 3/4% Senior Subordinated Notes due 2008.

         "Capital Call" has the meaning given in Section 9.01 of this Agreement.

         "Cash Payment" has the meaning given in Section 4.03(c)(i) of this Agreement.

         "Certificate of Trust" has the meaning given in Section 2.01(a) of this Agreement.

         "Chairman" has the meaning given in Section 4.01 of this Agreement.

         "Class A Units" means the Class A Units of CEH LLC.

         "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

         "Company" has the meaning given in the Recitals to this Agreement.

         "Confidential Information" has the meaning given in Section 4.06(b) of this Agreement.

         "Control" means, including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with", with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Controlled Affiliates" means, with respect to any Person, any (i) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, and (ii) any other Person that, directly or indirectly, through one or more intermediaries, is Controlled by such Person.

         "Co-Sale Notice" has the meaning given in Section 3.4 of the Members Agreement.

         "Co-Sale Rights" means the rights of the Trust pursuant to Section 3.4 of the Members Agreement.

         "Default Trust Units" has the meaning given in Section 9.02(b) of this Agreement.

         "Defaulting Holder" has the meaning given in Section 9.02(b) of this Agreement.

         "Electing Trust Holders" has the meaning given in Section 4.03(c)(ii) of this Agreement.

         "Expiration Date" has the meaning given in the Indemnity Agreement.

         "Forfeited Trust Units" has the meaning given in Section 9.06 of this Agreement.

         "High Offer" has the meaning given in Section 10.02(b) of this Agreement.

         "Indemnified Liabilities" has the meaning given in Section 7.03(b) of this Agreement.

         "Indemnitees" has the meaning given in Section 7.03(b) of this Agreement.

         "Indemnity Agreement" has the meaning given in the Recitals to this Agreement.

         "Indemnity Subscription Date" has the meaning given in Section 4.03(c)(ii) of this Agreement.

         "Indemnity Subscription Right" has the meaning given in Section 4.03(c)(ii) of this Agreement.

         "Indirect Offer" has the meaning given in Section 10.02 of this Agreement.

         "Indirect Offer Acceptance" has the meaning given in Section 10.02(b) of this Agreement.

         "Indirect Offer Period" has the meaning given in Section 10.02(a) of this Agreement.

         "Indirect Offered Units" has the meaning given in Section 10.02(a) of this Agreement.

         "Indirect Offer Request" has the meaning given in Section 10.02(a) of this Agreement.

         "Indirect Offerees" has the meaning given in Section 10.02(a) of this Agreement.

         "Investors" means the Persons designated on the signatures pages of the Members Agreement as "Investors" and any Transferee of such Persons.

         "Managers" has the meaning given in Section 4.06(a) of this Agreement.

         "Member" has the meaning given in Section 4.06(a) of this Agreement.

         "Members Agreement" has the meaning given in the Recitals to this Agreement.

         "Merger" has the meaning given in the Recitals to this Agreement.

         "Merger Agreement" has the meaning given in the Recitals to this Agreement.

         "Non-Electing Trust Holders" has the meaning given in Section 4.03(c)(ii) of this Agreement.

         "Notional Trust Unit Value" has the meaning given in Section 9.02(a) of this Agreement.

         "Operating Agreement" has the meaning given in the Recitals to this Agreement.

         "Payment Date" has the meaning given in Section 9.02(a) of this Agreement.

         "Permitted Excluded Transfer" means (a) in the case of any Trust Holder who is an individual, (x) a Transfer of Trust Units to a trust for the benefit of such Trust Holder's estate (including the executor or personal representative of such estate, as applicable), or (y) a Transfer of Trust Units made for no consideration to any Affiliate of such Trust Holder; (b) in the case of any Trust Holder that is a partnership, (x) a Transfer of Trust Units to its limited, special and general partners as a bona fide pro rata distribution by such partnership to all of its partners based on the equity holdings of each and made in accordance with the organizational documents of such partnership as in effect on the date hereof or (y) a Transfer of Trust Units made for no consideration to any Affiliate of such Trust Holder or for no consideration (other than for bona fide services rendered or to be rendered) to any employee or consultant of such Trust Holder or any of its Affiliates; (c) in the case of any Trust Holder that is a corporation or a limited liability company, (x) a Transfer of Trust Units to its stockholders or members, as the case may be, as a bona fide pro rata distribution by such corporation or limited liability company to all of its stockholders or members, as the case may be, based on the equity holdings of each and made in accordance with the organizational documents of such corporation or limited liability company as in effect on the date hereof or (y) a Transfer made for no consideration to any Affiliate of such Trust Holder or for no consideration (other than for bona fide services rendered or to be rendered) to any employee or consultant of such Trust Holder or its Affiliates; (d) a Transfer of Trust Units that may be deemed to have occurred pursuant to Section 4.03(c), Section 9.03(c) or Section
9.06 of this Agreement; or (e) a Transfer of Units held by Bondholder Trust from the account of a Trust Holder to the account of any other Trust Holder pursuant to Section 4.03(c), Section 9.03(c) or Section 9.06 of this Agreement.

         "Person" means any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Pinnacle Equity Investors" means the Pinnacle Equity Sponsors and CDM Investor Group LLC.

         "Pinnacle Equity Sponsors" means the JPMP Holder and the JWC Holder, as each such term is defined in the Members Agreement.

         "Preemptive Rights" means the rights of the Trust pursuant to Section
3.5 of the Members Agreement.

         "Preemptive Rights Offer" has the meaning given in Section 3.5 of the Members Agreement.

         "Purchase Units" has the meaning given in Section 9.03(c) of this Agreement.

         "Registration Rights Agreement" has the meaning given in the Recitals to this Agreement.

         "Representatives" has the meaning given in Section 4.06(a) of this Agreement.

         "Resident Trustee" has the meaning given in the Recitals to this Agreement.

         "Retained Units" has the meaning given in the Indemnity Agreement.

         "Statutory Trust Act" has the meaning given in Section 2.01(a) of this Agreement.

         "Supplemental Subscription Amount" has the meaning given in Section 9.03(b) of this Agreement.

         "Supplemental Subscription Notice" has the meaning given in Section 9.03(a) of this Agreement.

         "Transfer" means, as to any Security or asset (the "Subject Property"), to sell, directly or indirectly, or in any other way, directly or indirectly transfer, assign, gift, pledge, grant a security interest in, distribute, encumber or otherwise dispose of (including, without limitation, the foreclosure or other acquisition by any lender with respect to Subject Property pledged to such lender by the holder of the Subject Property), whether directly or indirectly (including, without limitation, by means of a Transfer of any Security issued by a Person that holds, directly or indirectly, an interest in the Subject Property), such Subject Property, either voluntarily or involuntarily and with or without consideration.

         "Transferee" means any Person to whom a Member shall Transfer Units in accordance with the terms of the Members Agreement.

         "Transferor" has the meaning given in Section 10.02(a).

         "Treasury Regulations" means the regulations of the U.S. Treasury Department issued pursuant to the Code.

         "Trust" has the meaning given in the Recitals to this Agreement.

         "Trust Accession Instrument" has the meaning given in the Recitals to this Agreement.

         "Trust Holder" has the meaning given in the Recitals to this Agreement.

         "Trust Holder Loan" has the meaning given in Section 7.01 of this Agreement.

         "Trust Holder Obligation" has the meaning given in Section 4.03(c)(i) of this Agreement.

         "Trust Unit" has the meaning given in Section 3.01(a) of this Agreement.

         "Units" means all Units issued by CEH LLC held at any time during the term of the Members Agreement by an Investor or any party to the Members Agreement other than an Investor or CEH LLC, and shall also include any equity security issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

         "Unpaid Indemnity Amount" has the meaning given in Section 4.03(c)(ii) of this Agreement.

         "Voting Trust CEH Units" shall mean any Class A Units held by the
Trust.

         "Voting Trustee" has the meaning given in the Recitals to this Agreement.

                                  ARTICLE II

                                   THE TRUST

         Section 2.01 Purpose; Appointment of Trustees; Name.

         (a) The purpose of the Trust is to hold the Voting Trust CEH Units pursuant to the terms of this Agreement. The Trust's assets shall consist exclusively of securities of CEH LLC, and the Trust shall not engage in any trading, investment or similar activity with respect to Class A Units or other securities or conduct any other business except as expressly provided for herein. The parties hereto intend that the Trust constitute a Delaware statutory trust formed under the provisions of the Delaware Statutory Trust Act, 12 Del. C. ss.ss. 3801 et seq., as amended from time to time (the "Statutory Trust Act"), and the Resident Trustee and the Voting Trustee are hereby directed to execute and file the Certificate of Trust attached hereto as Exhibit A (the "Certificate of Trust").

         (b) The parties hereby appoint [__________],[__________] and [__________] as Voting Trustees of the Trust, effective as of the date hereof, to have all the rights, powers and duties set forth herein. The Voting Trustees accept the Trust on the terms set forth herein and agree that they shall act only in accordance with the terms of this Agreement and shall not engage in any activity or perform any act except in pursuit of the foregoing purpose and any activity that is necessary or incidental to the foregoing purpose.

         (c) The parties hereby appoint [___________________] as Resident Trustee of the Trust, effective as of the date hereof. The Resident Trustee shall be a trustee of the Trust for the sole and exclusive purpose of satisfying the requirements of Section 3807 of the Statutory Trust Act and shall have no powers or duties hereunder other than to execute the Certificate of Trust on the date hereof, to deliver promptly to the Voting Trustees any notices that the Resident Trustee may receive in connection with this Agreement or the Trust, and such other duties as may be provided for by agreement with the Resident Trustee.

         (d) The name of the Trust shall be the Crunch Equity Voting Trust, in which name the Voting Trustees may carry out the purposes of the Trust, execute instruments, and sue and be sued.

         Section 2.02 Filing. The Board shall file a copy of this Agreement (and any amendments hereto) in the registered office of CEH LLC in the State of Delaware, which copy shall be open for inspection to any Trust Holder.

                                  ARTICLE III

                                  TRUST UNITS

         Section 3.01 Trust Accounts and Trust Units.

         (a) The Board shall establish and maintain for each Trust Holder an account (each, an "Account") recording the number of Voting Trust CEH Units held by the Trust on behalf of such Trust Holder. Each Trust Holder shall hold one unit of beneficial interest in the Trust (a "Trust Unit") for each Voting Trust CEH Unit held by the Trust on behalf of such Trust Holder.

         (b) Until such time as the first Class A Units of CEH LLC are deposited into the Trust, [__________] shall be deemed to be the sole beneficial owner of the Trust (within the meaning of the Statutory Trust Act). At such time as the first Class A Units are deposited into the Trust, [__________] shall immediately cease to be a beneficial owner of the Trust (within the meaning of the Statutory Trust Act) and shall be deemed withdrawn from the Trust in exchange for no consideration. Thereafter, as and when Class A Units are deposited into the Trust, the applicable Trust Holder shall be deemed admitted to the Trust in respect of the number of Trust Units calculated in accordance with Section 3.01(a). To the extent adjustments are made to a Trust Holder's Account from time to time in accordance with this Agreement, such Trust Holder shall be deemed admitted to the Trust in respect of any additional Trust Units acquired and shall be deemed withdrawn from the Trust in respect of any Trust Units Transferred, surrendered or forfeited, all with no further act being required on the part of any Person (other than the adjustment to such Trust Holder's Account by the Board). For the avoidance of doubt, each Trust Holder is a beneficial owner of the Trust for purposes of the Statutory Trust Act.

         Section 3.02 Delivery and Cancellation of Voting Trust CEH Units Pursuant to Merger Agreement.

         (a) CEH LLC shall deliver to the Trust the Voting Trust CEH Units that the Trust Holders are or become entitled to receive pursuant to Sections 3.8(a)(ii), 3.8(a)(iii), 3.8(c) or 4.2(a)(i) of the Merger Agreement, which the Board shall record as having been received for such Trust Holder's Account.

         (b) In the event any Voting Trust CEH Units held by the Trust on behalf of a Trust Holder are cancelled pursuant Section 4.2(a)(ii) of the Merger Agreement, (i) the Board shall cancel an equal number of the Trust Units held by such Trust Holder and (ii) the Board shall make appropriate entries on the Trust's books and records to cause such Trust Holder's Account to reflect the cancellation of such Voting Trust CEH Units.

                                  ARTICLE IV

                               BOARD OF TRUSTEES

         Section 4.01 Voting Trustees.

         (a) Board of Trustees. The Trust shall have a board of trustees (the "Board"), the members of which shall be the Voting Trustees. The signatures of a majority of the Voting Trustees then holding such position shall be necessary to bind the Trust.

         (b) Board Actions. The Board may act at a meeting held either in person, telephonically, or by other electronic means by which all of the participating Voting Trustees can hear each other. A meeting of the Board may be convened by any Voting Trustee on twenty-four hours' notice if notice is given to each Voting Trustee personally or by telephone or other electronic means, including a voice messaging system or e-mail, or on five days' notice if notice is mailed to each Voting Trustee at his or her usual place of business or such other address as any Voting Trustee may request by notice to the other Voting Trustees. A majority of the Voting Trustees then holding such position shall be considered a quorum for the conduct of business at any meeting of the Board. Any action or determination of the Board hereunder shall be made if authorized by a majority of the Voting Trustees then holding such position at any meeting at which a quorum is present, or by the unanimous consent of the Voting Trustees expressed in writing or by electronic transmission. The Board may delegate to any Voting Trustee any or all of the powers and authorities of the Board hereunder, as determined by the Board in its sole discretion.

         (c) Chairman. [_________] shall initially be the chairman of the Voting Trustees (the "Chairman"). The Chairman shall preside over meetings of the Board at which he or she is present, and shall have no other duties except as may be delegated by the Board. The Chairman may be removed and a successor appointed, and in the event of the Chairman's death or resignation a successor shall be appointed, from among the Voting Trustees by means of a writing executed by at least a majority of all issued and outstanding Trust Units.

         Section 4.02 Management of the Trust. The Board shall, in its sole discretion and without the requirement of any prior instruction from or consultation with the Trust Holders, exercise all rights and cause the Trust to perform all obligations of the Trust and shall take all such other actions as may be necessary or appropriate to fulfill the purposes of the Trust, including, without limitation, (a) the exercise, enforcement or waiver of the rights and the performance of the duties and obligations of the Designated Representative under the Merger Agreement (including pursuant to Article IV thereof), (b) the exercise, enforcement or waiver of the rights and the performance of the duties and obligations of the Trust under the Indemnity Agreement (including causing the Trust to defend or settle any claims arising out of or in relation to the Indemnity Agreement) and (c) the exercise, enforcement or waiver of the rights and the performance of the duties and obligations of the Trust under the Members Agreement and the Operating Agreement; provided, however, that, with respect to the matters set forth in
Section 4.03 of this Agreement, the Board shall act in accordance with applicable instructions received from the Trust Holders except to the extent such section otherwise permits or requires. Except as expressly required by
Section 4.03 of this Agreement, the Board shall have no obligation to obtain the approval of or instructions from the Trust Holders in carrying out its duties under this Agreement.

         Section 4.03 Trust Holder Instructions.

         (a)   Co-Sale Rights.

               (i) If the Trust receives a Co-Sale Notice pursuant to Section
         3.4 of the Members Agreement, the Board shall seek instructions by notice to the Trust Holders as to whether any Trust Holder wishes to participate in the contemplated sale and the number of eligible Voting Trust CEH Units held by the Trust on behalf of each Trust Holder to be included in such sale. If the Board has not received instructions from a Trust Holder by the date specified by the Board in such notice, such Trust Holder shall be deemed to have instructed the Board that it does not wish to participate in the proposed sale.

               (ii) The Board shall take such steps as may be necessary or appropriate in the judgment of the Board to enforce the timely received instructions of the Trust Holders with respect to any Co-Sale Notice; provided, that the Board may waive (including before seeking instructions from the Trust Holders pursuant to Section 4.03(a)(i)) the Co-Sale Rights of the Trust with respect to all (but not less than all) of the Voting Trust CEH Units held by the Trust on behalf of the Trust Holders (other than the Pinnacle Equity Sponsors and their affiliates) electing to participate in such sale if the Board determines, acting in its sole discretion, that such action is in the best interests of the Trust Holders, collectively, or the Trust.

               (iii) The Board shall promptly remit the proceeds of any sale of Voting Trust CEH Units pursuant to this Section 4.03(a) to the applicable Trust Holder, and shall cancel that number of Trust Units held by such Trust Holder equal to the number of Voting Trust CEH Units sold that were held by the Trust on behalf of such Trust Holder.

         (b)   Preemptive Rights.

               (i) If the Trust receives a Preemptive Rights Offer pursuant to
         Section 3.5 of the Members Agreement, the Board shall seek instructions by notice to the Trust Holders as to whether any Trust Holder wishes to participate in the contemplated offering and the number of Voting Trust CEH Units for which such Trust Holder wishes to have the Trust subscribe on behalf of such Trust Holder. If the Board has not received instructions from a Trust Holder by the date specified by the Board in such notice, such Trust Holder shall be deemed to have instructed the Board that it does not wish to participate in the proposed offering.

               (ii) The Board shall take such steps as may be necessary or appropriate in the judgment of the Board to enforce the timely received instructions of the Trust Holders with respect to any Preemptive Rights Offer; provided, that the Board may waive (including before seeking instructions from the Trust Holders pursuant to Section 4.03(b)(i)) the Preemptive Rights of the Trust with respect to any or all of the Voting Trust CEH Units held by the Trust on behalf of the Trust Holders (other than the Pinnacle Equity Sponsors and their affiliates) electing to participate in such offering if (x) the Board determines, acting in its sole discretion, that such action is necessary or appropriate to ensure compliance with federal and state securities laws and regulations, or (y) the Board determines, acting in its sole discretion, and CEH LLC agrees, that such action is in the best interests of the Trust Holders, collectively, or the Trust and CEH LLC.

               (iii) Each Trust Holder opting to participate in a Preemptive Rights Offer shall remit, to an account designated by the Trust, the payment due from such Trust Holder in connection with such offering by a date, prior to closing of the issuance of the New Units (as defined in the Members Agreement), specified by the Board by notice to the participating Trust Holders. The Trust shall issue to each Trust Holder participating in such offering one new Trust Unit for each Voting Trust CEH Unit received from CEH LLC on behalf of such Trust Holder in connection with the Preemptive Rights Offer.

               (iv) If consented to in writing by Trust Holders representing at least a majority of the issued and outstanding Trust Units, the Board may waive (including before seeking instructions from the Trust Holders pursuant to Section 4.03(b)(i)) the Preemptive Rights of the Trust with respect to all of the Voting Trust CEH Units held by the Trust on behalf of the Trust Holders electing to participate in such offering.

         (c)   Indemnification.

               (i) If an obligation arises pursuant to Section 4(a)(iv) or 4(c) of the Indemnity Agreement for the Trust to transfer Class A Units to CEH LLC for cancellation, the Board shall promptly seek instructions by notice to the Trust Holders as to whether any Trust Holder wishes to elect instead to fund all or a portion of such Trust Holder's pro rata share of such obligation by making a cash payment consistent with
         Section 4(b) of the Indemnity Agreement (a "Cash Payment"). Such notice shall specify (w) the total amount of the obligation, (x) the amount of such Trust Holder's pro rata portion of such obligation based on the number of Trust Units held by such Trust Holder (the "Trust Holder Obligation"), (y) the number of Voting Trust CEH Units held by the Trust on behalf of such Trust Holder (valued at $1,000 per unit) that are subject to cancellation in connection with such obligation pursuant to the Indemnity Agreement and (z) the date by which any Cash Payment must be remitted to an account designated by the Trust. If a Trust Holder fails to remit any Cash Payment by the deadline specified by the Board, such Trust Holder shall be deemed to have instructed the Board that it does not wish to elect to make any Cash Payment.

               (ii) If any Trust Holders do not elect, or are deemed not to have elected, to make a Cash Payment with respect to the entire amount of their Trust Holder Obligation (the "Non-Electing Trust Holders"), the other Trust Holders (the "Electing Trust Holders"), if any, shall have the right (the "Indemnity Subscription Right") to subscribe for Trust Units equal in value (valued at $1,000 per Trust Unit) to the aggregate amount of Trust Holder Obligations with respect to which Cash Payment has not been elected or has been deemed not to have been elected (the "Unpaid Indemnity Amount"). The Board shall, in such event, give notice to the Electing Trust Holders specifying (x) the Unpaid Indemnity Amount and the number of Trust Units available for subscription in connection therewith and (y) the date by which Electing Trust Holders must respond (the "Indemnity Subscription Date"). If the Board receives timely requests from the Electing Trust Holders to subscribe for a greater number of Trust Units under the Indemnity Subscription Right than are available, the Board shall allocate the Trust Units available for subscription among the Electing Trust Holders electing to participate proportionately in accordance with the number of Trust Units held by each of them.

               (iii) Following the Indemnity Subscription Date, the Board shall give notice to each participating Electing Trust Holder of (x) the number of Trust Units subscribed for by such Trust Holder pursuant to the Indemnity Subscription Right, (y) the amount due to the Trust from such Trust Holder in respect of such subscription and (z) the date by which payment must be made to an account designated by the Board.

               (iv) Upon timely receipt of payment in connection with the Indemnity Subscription Right, the Trust shall (x) issue to each applicable Electing Trust Holder the number of Trust Units subscribed for in connection with the Indemnity Subscription Right, (y) cancel an equal number of the Trust Units held by the applicable Non-Electing Trust Holders, and (z) transfer to the Account of such applicable Trust Holder from the Account of the applicable Non-Electing Trust Holder or holders an equal number of Voting Trust CEH Units.

               (v) If, following the date by which payment must be made to an account designated by the Trust in connection with the Indemnity Subscription Right (or, in the event the Board determines pursuant to Section 4.03(c)(vi) that there shall be no Indemnity Subscription Right, following the date by which Cash Payment must be remitted to the Trust pursuant to Section 4.03(c)(i)), the Trust Holders have not paid to the account designated by the Board cash equal to the total amount of the Cash Payment due to CEH LLC in respect of the obligation incurred pursuant to the Indemnity Agreement, the Board shall (x) cause the Trust to comply with its obligations pursuant to Section 4(a)(iv) or 4(c) of the Indemnity Agreement by transferring the applicable number of Voting Trust CEH Units from the respective Accounts of the Non-Electing Trust Holders and (y) cancel an equal number of the Trust Units held by such Non-Electing Trust Holders.

               (vi) Notwithstanding the foregoing provisions of this Section 4.03(c), the Board may, in its sole discretion, elect to modify the procedures set forth herein so that either (A) (x) the initial notice to Trust Holders pursuant to Section 4.03(c)(i) includes an offer to subscribe for all or any portion of any Unpaid Indemnity Amount and
         (y) the procedures set forth in Section 4.03(c)(ii)-(iv) are commensurately modified or (B) Electing Trust Holders do not have the opportunity to exercise an Indemnity Subscription Right.

         (d) Actions Requiring Trust Holder Consent. The Board shall not take or consent to any of the following actions without first receiving the written consent of Trust Holders representing at least a majority of the issued and outstanding Trust Units:

               (i) any material amendment to the Members Agreement, the Operating Agreement, the Registration Rights Agreement or the Indemnity Agreement;

               (ii) the delivery of a written notice to CEH LLC requiring CEH LLC to commence using its best efforts to consummate an IPO, pursuant to Section 3.13 of the Members Agreement;

               (iii) the exercise of the Call Option (as defined in the Members Agreement) pursuant to Section 3.7 of the Members Agreement;

               (iv) the nomination or removal of any Bondholder Manager (as defined in the Members Agreement), following the appointment of the initial Bondholder Managers, provided, however, that the Board may, in its sole discretion, designate one or more persons to serve as Bondholder Managers on an interim basis pending the receipt of consent from the Trust Holders pursuant to this Section 4.03(d); and

               (v) the approval of any JPMP Manager or JWC Manager (as such terms are defined in the Members Agreement) pursuant to Section 2.1(b)(v) of the Members Agreement, following the approval of the initial JPMP Manager and JWC Manager pursuant to such section.

         Section 4.04 No Action Except Under Agreement or Instructions. The Board agrees that it will not manage, control, use, sell, pledge, encumber, dispose of or otherwise take any action with respect to the Voting Trust CEH Units, except as permitted or required by the terms of this Agreement.

         Section 4.05 Power and Authority. The Board shall have all requisite power, authority and discretion as shall be necessary or appropriate to enable it to take all such actions as it may be required to take pursuant to this Agreement.

         Section 4.06 Information Rights; Confidentiality. The Board shall transmit to the Trust Holders all information received pursuant to Section 3.11 of the Members Agreement, it being understood and agreed by each Trust Holder that any such information that is Confidential Information will be provided subject to the following confidentiality provisions in accordance with Section 21 of the Operating Agreement:

         (a) Each of the Trust Holders shall, and shall direct those of its directors, officers, partners, members, employees, attorneys, accountants, trustees, consultants, affiliates and advisors (the "Representatives") who have access to Confidential Information to, keep confidential and not disclose any Confidential Information without the express consent, in the case of Confidential Information acquired from CEH LLC, of the Board of Managers of CEH LLC (the "Managers"), or, in the case of Confidential Information which concerns a Member of CEH LLC (a "Member"), such Member, unless:

               (i) such disclosure shall be required by applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any bank or insurance regulatory authority having jurisdiction over such Trust Holder;

               (ii) such disclosure is reasonably required in connection with any tax audit involving CEH LLC or any Member or Trust Holder;

               (iii) such disclosure is reasonably required in connection with any litigation against or involving CEH LLC or any Member or Trust Holder;

               (iv) such disclosure is reasonably required in connection with any proposed Transfer of all or any part of a Trust Holder's interest or a participation in the Trust; provided, that with respect to the use of any Confidential Information in any proposed Transfer, any proposed transferee shall have entered into a confidentiality agreement with terms substantially similar to the terms of this
         Section 4.06.

         Notwithstanding the foregoing, (i) any Trust Holder may disclose to other Persons the amount of its investment in the Trust and (ii) any Trust Holder may disclose Confidential Information to its financial or investment advisors; provided, that any such advisor shall have entered into a confidentiality agreement with terms substantially similar to the terms of this
Section 4.06. Confidential Information may be used by a Trust Holder and its Representatives only in connection with Company matters and in connection with the maintenance of the Trust Holder's interest in the Trust.

         (b) For purposes of this Section 4.06, "Confidential Information" shall mean any information related to the activities of CEH LLC, the Managers or any Member and their respective Affiliates that a Trust Holder may acquire from the Trust, CEH LLC, the Managers, any entity in which CEH LLC invests or any Member, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Trust Holder in violation of this Section 4.06), (ii) was available to a Trust Holder on a non-confidential basis prior to its disclosure to such Trust Holder by CEH LLC or the Trust; or (iii) becomes available to a Trust Holder on a non-confidential basis from a third party; provided, that such third party is not known by such Trust Holder to be bound by this Agreement or another confidentiality agreement with CEH LLC or any entity in which CEH LLC invests. Such Confidential Information may include, without limitation, information that pertains or relates to (A) the business and affairs of any Member, (B) any investment or proposed investment of CEH LLC or (C) any other Company matters.

         (c) If any Trust Holder or any Representative of such Trust Holder is required to disclose any of the Confidential Information pursuant to Sections 4.06(a)(i)-(iv) hereof, such Trust Holder will use commercially reasonable efforts to provide CEH LLC with prompt written notice so that CEH LLC may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Trust Holder will use commercially reasonable efforts to cooperate with CEH LLC, at the expense of Aurora, in any effort any such Person undertakes to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, or CEH LLC waives compliance with the provisions of this Section 4.06, such Trust Holder and its Representatives will furnish only that portion of the Confidential Information which is required and will exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information will be accorded confidential treatment.

         (d) CEH LLC may agree to waive, with the prior approval of the Managers, any or all of the provisions of this Section 4.06. For avoidance of doubt, CEH LLC may enforce the terms of this Section 4.06 without the consent of any other party.

         Section 4.07 Board Notice. The Board shall maintain with the books and records of the Trust copies of any material notices it receives under this Agreement.

         Section 4.08 Tax Matters.

         (a) Partnership for Tax Purposes. The Trust shall be classified as a partnership for U.S. federal income tax purposes and shall not elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations section 301.7701-3(a) or under any corresponding provision of state or local law. The Trust shall not participate in the establishment of an "established securities market" (within the meaning of section 1.7704-1(b) of the Treasury Regulations) or a "secondary market or the substantial equivalent thereof" (within the meaning of section 1.7704-1(c) of the Treasury Regulations) or, in either case, the inclusion of interests in the Trust thereon. The Board shall be authorized to take all actions that may be necessary or advisable for the continuation of the Trust's classification as a partnership for U.S. federal income tax purposes.

         (b) Tax Information. The Board shall cause all necessary tax returns and filings to be prepared and filed in respect of the Trust. The Board shall provide each Trust Holder U.S. Internal Revenue Service Schedule K-1, "Partner's Share of Income, Credits, Deductions, Etc.", or any successor schedule or form.

         (c) Tax Matters Partner. OCM Opportunities Fund III, L.P., a Trust Holder, is hereby designated as the tax matters partner of the Trust (the "Tax Matters Partner"), in accordance with the Treasury Regulations promulgated pursuant to section 6231 of the Code and any similar provisions under any other state or local or non-U.S. tax laws. Each Trust Holder hereby consents to such designation and agrees that, upon the request of the Tax Matters Partner, it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Tax Matters Partner may be removed and a successor appointed, and in the event of the Tax Matters Partner's resignation a successor shall be appointed, by means of a writing executed by at least a majority of all issued and outstanding Trust Units. The Tax Matters Partner, including any successor appointed pursuant to this Section 4.08(c), shall at all times be a Trust Holder, and the Tax Matters Partner shall immediately resign from such position if such Person ceases to be a Trust Holder.

                                   ARTICLE V

                         TERMINATION OF TRUST AGREEMENT

         This Agreement and the trust created hereby shall terminate solely upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CEH LLC or at such time (following the deposit of the first Class A Units into the Trust) as the Trust ceases to hold any Class A Units. The bankruptcy or incapacity of one or more than one Trust Holder or Voting Trustee or the Resident Trustee shall not operate to terminate this Agreement, or entitle the Trust Holders to take any action or proceeding in any court for a partition or winding up of the Trust, or otherwise affect the rights, obligations and liabilities of the parties hereto. Upon the termination of the Trust, the Board shall comply with Section 3808(e) of the Statutory Trust Act (giving first priority to the repayment of any Trust Holder Loan, with any valuation required to effect such priority to be determined in the sole discretion of the Board) and thereafter shall cause the remaining Voting Trust CEH Units held by the Trust to be distributed to the Trust Holders pro rata based on their respective holdings of Trust Units, and this Agreement shall be of no further force or effect.

                                  ARTICLE VI

                               TRUSTEE SUCCESSION

         Section 6.01 Resignation of Trustees; Appointment of Successor.

         (a) A Voting Trustee and/or the Resident Trustee may resign at any time without cause by giving at least 60 days' prior written notice to the Trust Holders, such resignation to be effective on the acceptance of appointment by a successor Voting Trustee or Resident Trustee, as the case may be, under Section 6.01(b) hereof. In the case of the resignation or death of a Voting Trustee, the remaining two Voting Trustees shall appoint a successor Voting Trustee. In the event the remaining two Voting Trustees cannot agree on a successor or there is more than one vacant Voting Trustee position, a successor Voting Trustee or Voting Trustees shall be appointed by means of a writing executed by at least a majority of all issued and outstanding Trust Units. In case of a resignation of the Resident Trustee, the Board shall appoint a successor Resident Trustee. In the event the Trust Holders, the Voting Trustees or the Board, as applicable, fail to appoint a successor Voting Trustee or Resident Trustee (under either this Section 6.01(a) or Section 6.02), the Voting Trustee or the Resident Trustee, as the case may be, seeking to resign from such position may apply to a court of competent jurisdiction for the appointment of a successor (meeting, in the case of a successor Resident Trustee, the standards set forth in Section 6.01(c)) to act until such time, if any, as a successor shall have been appointed by the Trust Holders, the Voting Trustees or the Board, as applicable.

         (b) Any successor Voting Trustee or Resident Trustee shall execute and deliver to their respective predecessor an instrument accepting such appointment, and thereupon such successor Voting Trustee or Resident Trustee, as applicable, without further act, shall become vested with all the estates, properties, rights, powers and duties of the predecessor Voting Trustee or Resident Trustee in the Trust hereunder with like effect as if originally named a Voting Trustee or the Resident Trustee herein; but nevertheless, upon the written request of such successor Voting Trustee or Resident Trustee, such predecessor Voting Trustee or Resident Trustee shall execute and deliver an instrument transferring to such successor Voting Trustee or Resident Trustee, upon the Trust herein expressed, all the estates, properties, rights, powers and duties of such predecessor Voting Trustee or Resident Trustee, and such predecessor Voting Trustee or Resident Trustee shall duly assign, transfer, deliver and pay over to such successor Voting Trustee or Resident Trustee all other property then held or subsequently received by such predecessor Voting Trustee or Resident Trustee upon the Trust herein expressed.

         (c) Any successor Resident Trustee (i) shall be a bank or trust company incorporated under the laws of the United States or any state thereof, having a combined capital and surplus of at least US$50,000,000, and rated at least "A-3" (or the then equivalent grade) by Moody's Investor Service, Inc. or "A-" (or the then equivalent grade) by Standard & Poor's Rating Group, in each case at the time of appointment and (ii) shall satisfy the requirements of
Section 3807 of the Statutory Trust Act.

         (d) Any corporation into which a Voting Trustee or the Resident Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which a Voting Trustee or the Resident Trustee shall be a party, or any corporation to which all or substantially all the corporate trust business of a Voting Trustee or the Resident Trustee may be transferred, shall be a Voting Trustee or the Resident Trustee, as the case may be, under this Agreement without further act; provided, however, that, with respect to the Resident Trustee, if such resulting corporation does not conform to the requirements of Section 6.01(c), such Resident Trustee, shall give notice of resignation pursuant to Section 6.01(a) effective upon such merger, conversion or consolidation.

         Section 6.02 Removal of Voting Trustee or Resident Trustee. Trust Holders holding a majority of the Trust Units may, acting by written consent, remove a Voting Trustee for any reason, with or without cause, and appoint a successor Voting Trustee. The Resident Trustee may be removed by the Board upon the sole discretion of the Board. Any removal of a Voting Trustee or the Resident Trustee shall be effective on the acceptance of appointment by a successor Voting Trustee or Resident Trustee under Section 6.01(b). Upon acceptance in writing by a successor Voting Trustee or Resident Trustee of the appointment as Voting Trustee or Resident Trustee hereunder, such successor Voting Trustee or Resident Trustee, as the case may be, shall succeed to and become vested with all of the rights, powers, privileges and duties of the removed Voting Trustee or Resident Trustee, as the case may be. Upon such acceptance, the removed Voting Trustee or Resident Trustee shall be discharged from further responsibilities under this Agreement.

                                  ARTICLE VII

            EXPENSES; LIABILITY AND INDEMNIFICATION OF THE TRUSTEES

         Section 7.01 Trust Expenses. Aurora shall reimburse the Trust or pay on its behalf all reasonable fees and expenses incurred by the Trust, the Voting Trustees, the Board or the Resident Trustee hereunder (upon presentment by the Trust of applicable invoices or, in the case of fees or expenses to be paid in advance, upon presentment of an estimate of such charges), including, without limitation, the reasonable compensation, expenses and disbursements of such agents, representatives, experts and counsel as the Voting Trustees, the Board or the Resident Trustee may employ in connection with the exercise and performance of their respective rights and duties under this Agreement and any interest expenses incurred in connection with a Trust Holder Loan (so long as the fees or expenses of the Trust with respect to which such loan was made are otherwise reimbursable by Aurora hereunder); provided, however, that Aurora shall not be required to reimburse the Trust for (a) fees or expenses which would typically be borne by a securityholder of any entity, including, but not limited to, fees or expenses typically borne by a securityholder in respect of a transfer of securities (such as underwriters' discounts or commissions) or fees or expenses (such as transfer taxes) arising from any such transfers, (b) any other fees related to transfers of securities (except for fees and expenses of the Board, the Voting Trustees, the Resident Trustee or other similar administrative fees or expenses) or (c) any fees or expenses arising from activities which are not related to the Trust's primary function as an interim holding entity for Class A Units for the benefit of the Trust Holders. A Trust Holder may, if requested by the Board, loan funds to the Trust in respect of the Trust's fees and expenses on reasonable market terms agreed between the Board, in its sole discretion, and such Trust Holder (a "Trust Holder Loan"); provided that the interest due to a Trust Holder pursuant to any Trust Holder Loan shall not exceed the rate declared from time to time by Citibank, N.A. or its successor as its "prime rate" in New York, New York plus [__]%, compounded annually. The repayment of any Trust Holder Loan shall have priority in the event of any distribution by or liquidation of the Trust. No Trust Holder shall be obligated, in the absence of any separate agreement with respect to a Trust Holder Loan, to make a Trust Holder Loan.

         Section 7.02 Compensation. The Chairman shall receive from Aurora as compensation for services rendered hereunder an annual fee of $[______] and each of the other two Voting Trustees shall receive from Aurora as compensation for services rendered hereunder an annual fee of $[______], each such fee payable in advance on the date hereof and on each subsequent anniversary of such date. The Resident Trustee shall be compensated for its services hereunder in accordance with a separate agreement to be concluded among the Trust, Aurora and the Resident Trustee.

         Section 7.03 Liability and Indemnification.

         (a)  Limitation of Liability.

               (i) The Voting Trustees and the Resident Trustee shall have no liability to the Trust, the Trust Holders, CEH LLC, Aurora or any other Person for or in respect of any action taken or omitted to be taken as Voting Trustee or Resident Trustee, respectively, or as required or permitted by this Agreement, provided that such action was taken or omitted to be taken in good faith.

               (ii) The Voting Trustees and the Resident Trustee shall incur no liability to the Trust, the Trust Holders, CEH LLC, Aurora or any other Person for or in respect of any action taken or omitted to be taken in reliance upon any notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by or on behalf of any of the parties hereto.

               (iii) The Voting Trustees, the Board and the Resident Trustee shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement. The Voting Trustees, the Board and the Resident Trustee shall not be under any obligation to take any action hereunder which may tend to involve the Trust in any expense or liability the payment of which within a reasonable time is not, in the Voting Trustees', the Board's or the Resident Trustee's reasonable opinion, as applicable, assured to the Trust.

               (iv) The provisions of this Agreement, to the extent they restrict or extend the duties and liabilities of a Voting Trustee and the Resident Trustee under any applicable law or in equity are agreed by the parties hereto to replace such other duties and liabilities of such Voting Trustee and the Resident Trustee.

         (b) Indemnification. Aurora and CEH LLC hereby agree jointly and severally to indemnify, defend, exonerate and hold each Voting Trustee and the Resident Trustee and each of their Controlled Affiliates, directors, officers, fiduciaries, employees, attorneys and agents and each of the partners, shareholders, directors, officers, fiduciaries, employees, attorneys and agents of each of the foregoing (collectively, the "Indemnitees") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, taxes, expenses and disbursements, including, without limitation, reasonably attorneys' fees and expenses (collectively, the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to the execution, delivery, performance, enforcement or existence of this Agreement, the administration of the Trust or the action or inaction of any Voting Trustee or the Resident Trustee hereunder (including, without limitation, any indemnification assumed or incurred by any Indemnitee to or on behalf of any Voting Trustee or the Resident Trustee, or their respective accountants or other representatives, agents or Controlled Affiliates) except for any such Indemnified Liability arising due to such Indemnitee's failure to act in good faith, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, Aurora and CEH LLC shall jointly and severally make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

                                 ARTICLE VIII

                                 DISTRIBUTIONS

         Section 8.01 Ordinary Distributions. Following the repayment first of any Trust Holder Loan and then the payment of any unpaid expenses or other obligations of the Trust, the Board shall distribute to the Trust Holders:

         (a) any dividends or other distributions made by CEH LLC with respect to CEH Voting Trust Units to Trust Holders pro rata based on their respective holdings of Trust Units; provided, however, that any dividends of Class A Units shall be retained by the Trust and credited pro rata to the Accounts of the Trust Holders, and an equivalent number of Trust Units shall be issued to the respective Trust Holders; and

         (b) any excess funds raised pursuant to a Capital Call proportionately among the Trust Holders who were not Defaulting Holders in such Capital Call, based on such Trust Holders' respective holdings of Trust Units.

         Section 8.02 Special Distribution. On the Expiration Date, the Trust shall distribute to each of the Pinnacle Equity Sponsors and each of their respective affiliates that is a Trust Holder that number of Class A Units held by the Trust equal to the number of Trust Units held by such Person, and the Trust shall cancel all of the Trust Units held by such Person in redemption of such Trust Holder's Trust Units; provided, however, that if on the Expiration Date any Retained Units remain subject to the terms of the Indemnity Agreement pursuant to Section 4(c) thereof, then (x) the Trust shall distribute to each of the Pinnacle Equity Sponsors and each of their respective affiliates that is a Trust Holder that number of Class A Units held by the Trust equal to the number of Trust Units held by such Person less such Person's proportionate share of the Retained Units (based on such Person's percentage holding of the total number of issued and outstanding Trust Units immediately prior to the distribution pursuant to this clause (x)), and the Trust shall cancel a number of the Trust Units held by such Person equal to the number of Class A Units that were distributed to such Person pursuant to this clause (x) in redemption of such Trust Holder's Trust Units and (y) on the date on which there are no Retained Units subject to the terms of the Indemnity Agreement pursuant to
Section 4(c) thereof, the Trust shall distribute to each of the Pinnacle Equity Sponsors and their respective affiliates that is a Trust Holder that number of Class A Units held by the Trust equal to the number of Trust Units held by such Person, and the Trust shall cancel all of the Trust Units held by such Person in redemption of such Trust Holder's Trust Units.

         Section 8.03 Distribution Instructions. Trust Holders shall provide the Board, upon request, with written instructions designating the account to which such dividends, distributions or special distributions shall be transferred.

                                  ARTICLE IX

                                 CAPITAL CALLS

         Section 9.01 Capital Calls. In the event any claim, expense or any other financial obligation should arise in connection with or in relation to the Trust which is not reimbursed or paid by Aurora pursuant to Section 7.01 of this Agreement or by a third party, the Board may, at its sole discretion, determine that it is necessary or appropriate to raise additional capital in order to meet such claim, expense or obligation by way of a capital call to all Trust Holders (a "Capital Call").

         Section 9.02 Capital Call Notices; Defaulting Holders.

         (a) In the event of a Capital Call, the Board shall give notice (the "Capital Call Notice") to each Trust Holder of (i) the reasons such Capital Call is being made, (ii) the total amount of required capital and how such amount is calculated, (iii) the amount of such Trust Holder's pro rata portion of such Capital Call based on the number of Trust Units held by such Trust Holder, (iv) the notional value of one Voting Trust Unit (the "Notional Trust Unit Value") for purposes of such Capital Call and (v) the date payment is due in connection with such Capital Call (the "Payment Date") and instructions for payment. The Notional Trust Unit Value shall be the lower of (x) $1,000 per Trust Unit or (y) the fair market value of one Trust Unit as determined by a third party appraiser appointed by the Board at Aurora's expense.

         (b) Each Trust Holder that does not make payment by the Payment Date of all or any portion of such Trust Holder's pro rata share of such Capital Call shall be deemed to be in default (a "Defaulting Holder") with respect to that number of Trust Units held by such Trust Holder equal in value (valued at the Notional Trust Unit Value) to the amount of such Trust Holder's pro rata portion of such Capital Call not funded by such Trust Holder (the "Default Trust Units").

         Section 9.03 Supplemental Subscription.

         (a) If there shall have been any Defaulting Holders in response to a Capital Call Notice, the Board shall give notice (the "Supplemental Subscription Notice") to each Trust Holder other than the Defaulting Holders that (i) the Default Trust Units are available for subscription and (ii) the date by which such Trust Holders must specify the number of such units for which they wish to subscribe. If, in response to a Supplemental Subscription Notice, the Board receives subscription requests for a number of Trust Units greater than the number of Default Trust Units, the Board shall allocate the Default Trust Units proportionately among the Trust Holders electing to participate in such supplemental subscription in accordance with the number of Trust Units held by each of them.

         (b) Promptly following the receipt of subscription requests pursuant to a Supplemental Subscription Notice, the Board shall give notice to each participating Trust Holder of (i) the number of Default Trust Units for which such holder has subscribed, (ii) the payment owed with respect to such subscription (the "Supplemental Subscription Amount") and (iii) the date payment is due and instructions for payment.

         (c) Upon receipt of the Supplemental Subscription Amount from a participating Trust Holder, the Trust shall (i) issue to such Trust Holder the number of Trust Units subscribed for in response to the Supplemental Subscription Notice and cancel an equal number of Trust Units held by the applicable Defaulting Holder or holders and (ii) transfer to the Account of such Trust Holder from the Account of the applicable Defaulting Holder or holders an equal number of Voting Trust CEH Units (the "Purchased Units").

         Section 9.04 Modified Procedures. Notwithstanding the foregoing provisions of this Article IX, the Board may, in its sole discretion, elect to modify the procedures set forth herein so that either (a) (i) the Capital Call Notice includes an offer to subscribe for all or any portion of any Default Trust Units and (ii) the procedures set forth in Sections 9.03 are commensurately modified or (B) Trust Holders do not have the opportunity to subscribe for any Default Trust Units.

         Section 9.05 Payment Obligations in Case of a Defaulting Holder.

         (a) Notwithstanding any other provision of this Article IX, each Trust Holder shall have an obligation to pay such Trust Holder's pro rata share of any Capital Call. The Board shall have the right to pursue, on behalf of the Trust, all remedies at law or in equity available to it with respect to any Defaulting Holder. Each Defaulting Holder shall pay on demand all costs and expenses (including reasonable attorneys' fees) incurred by or on behalf of the Trust in connection with the enforcement of this Agreement against such Defaulting Holder sustained as a result of such default by such Trust Holder, and any such payment shall not constitute a capital contribution to the Trust.

         (b) If there is a Defaulting Holder in any Capital Call, the Board may by notice to the other Trust Holders increase the capital contributions that are required from the other Trust Holders, any such increase to be allocated among the Trust Holders that are not Defaulting Holders proportionately in accordance with the number of Trust Units held by each of them.

         Section 9.06 Forfeiture of Trust Units. Each Defaulting Holder shall, for each Capital Call Notice with respect to which such Defaulting Holder does not make full payment of such Trust Holder's pro rata portion of the Capital Call by the Payment Date, forfeit that number of Trust Units (the "Forfeited Trust Units") equal to the greater of (a) 50% of such Defaulting Holder's Trust Units prior to such Capital Call Notice and (b) that number of Trust Units (valued at the Notional Trust Unit Value) equal to 125% of such Defaulting Holder's pro rata portion of such Capital Call specified in the Capital Call Notice, in each case less the number of any Purchased Units already transferred to other Trust Holders pursuant to Section 9.03(c). The Trust shall cancel such Forfeited Trust Units. The Trust shall transfer to the Accounts of the non-defaulting Trust Holders from the Accounts of the Defaulting Holders a number of CEH Trust Units equal to the number of Forfeited Trust Units, allocating such number of CEH Trust Units proportionately among the non-defaulting Trust Holders based on their respective holdings of Trust Units, and the Trust shall issue to each such non-defaulting Trust Holder an equivalent number of Trust Units.

         Section 9.07 No Interest or Withdrawal. No Trust Holder shall be entitled to receive any interest on any funding made to the Trust in relation to a Capital Call, nor shall any Trust Holder be entitled to withdraw any funding or portion thereof in relation to a Capital Call by the Trust.

         Section 9.08 No Third Party Beneficiary. The provisions of this
Article IX are intended solely to benefit the Trust and the Trust Holders and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Trust (and no such creditor shall be a third party beneficiary of this Agreement), and no Trust Holder shall have any duty or obligation to any creditor of the Trust to make any contributions to the Trust pursuant to this Article IX or any other provision of this Agreement.

                                   ARTICLE X

                    RESTRICTIONS ON TRANSFER OF TRUST UNITS

         Section 10.01 General. No Trust Holder shall Transfer any Trust Units except (a) in connection with a Permitted Excluded Transfer, (b) pursuant to the Co-Sale Rights set forth in Section 3.4 of the Members Agreement, (c) after complying with the right of first offer provisions set forth in Section 10.02 below, (d) in accordance with the terms of the Indemnity Agreement and Section 4.03(c) hereof, (e) in respect of Forfeited Trust Units or Default Trust Units in accordance with the terms of Article IX hereof or (f) in respect of the Indemnity Subscription Right in accordance with the terms of Section 4.03(c) hereof. Each Trust Holder hereby acknowledges that such Trust Holder has been informed of the transfer restrictions placed on Trust Units by this Agreement and the Members Agreement, and each Trust Holder hereby agrees that such holder will comply with such restrictions in all respects. Each Trust Holder shall prohibit, and agrees not to recognize on its books, any Transfers of Trust Units, including, without limitation, any indirect Transfers of Trust Units, in violation of the provisions of this Agreement. Any attempted Transfer of Trust Units not in accordance with this Section 10.01 shall not be effective and shall be void.

         Section 10.02 Right of First Offer. If any Trust Holder (each such Trust Holder, an "Indirect Offeror") proposes to Transfer Trust Units to any Person other than (v) in connection with a Permitted Excluded Transfer, (w) pursuant to the exercise of the Co-Sale Rights set forth in Section 3.4 of the Members Agreement, (x) in accordance with the terms of the Indemnity Agreement and Section 4.03(c) hereof, (y) in respect of Forfeited Trust Units or Default Trust Units in accordance with the terms of Article IX hereof, or (z) in respect of the Indemnity Subscription Right in accordance with the terms of
Section 4.03(c) hereof, then the following procedures shall be followed in accordance with this Agreement and the Members Agreement:

         (a) The Indirect Offeror shall, before such Transfer, deliver to CEH LLC and the Investors (other than the Trust) (the "Indirect Offerees") a written request for an offer (the "Indirect Offer Request") to purchase the Trust Units that the Indirect Offeror proposes to Transfer (the "Indirect Offered Units"). Each Indirect Offeree shall have the right and option to notify the Indirect Offeror, in a writing (the "Indirect Offer") delivered within three (3) Business Days after the date of its receipt of the Indirect Offer, of its offer to purchase all, but not less than all, of the Indirect Offered Units at the cash purchase price and on the terms and conditions stated in the Indirect Offer. Each Indirect Offer shall remain open and irrevocable for a period of five (5) Business Days from the date of its receipt by the Indirect Offeror (the "Indirect Offer Period").

         (b) If one or more Indirect Offers have been timely received, then the Indirect Offeror shall have the right and option to accept the Indirect Offer containing the highest offered purchase price and/or most favorable other terms and conditions, as determined by the Indirect Offeror in good faith (the "High Offer"), which may reflect discussions between the Indirect Offeree and the Indirect Offeror, by so notifying the applicable Indirect Offeree in a writing (the "Indirect Offer Acceptance"), with copies to CEH LLC and the Trust, delivered prior to the expiration of the Indirect Offer Period; provided, that if more than one Indirect Offer offers the same purchase price and other terms and conditions and each such offer is a High Offer, then the Indirect Offeror, if choosing to accept any Indirect Offer, shall accept any High Offer made by CEH LLC, and, if no High Offer has been made by CEH LLC, shall have the right and option to accept any of the High Offers.

         (c) Within 15 days of receipt by the Trust of the copy of the Indirect Offer Acceptance and in lieu of the Indirect Offeror Transferring the Indirect Offered Units, the Trust shall Transfer to CEH LLC or the other Indirect Offeree, as the case may be, against receipt of payment therefor, Class A Units of CEH LLC in an amount corresponding to the Indirect Offered Units that CEH LLC or the other Indirect Offeree agreed to purchase. Delivery of certificates or other instruments evidencing Class A Units of CEH LLC in an amount corresponding to the Indirect Offered Units duly endorsed for transfer and free and clear of all liens, claims and other encumbrances (other than those arising hereunder and those attributable to actions by the purchasers thereof) shall be made on such date against payment in cash of the purchase price therefor. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate. The Trust shall promptly use the proceeds received by it at such closing to redeem the Indirect Offered Units.

         (d) If an Indirect Offer has not been timely delivered, or if an Indirect Offer Acceptance has not been timely delivered, then the Indirect Offeror may Transfer to any Person all, but not less than all, of the Trust Units that were subject to the Indirect Offer Request on terms and conditions no more favorable to such Person than are described in a timely received Indirect Offer (or, if more than one, in the High Offer), for a period of 60 days after expiration of the Indirect Offer Period. If such Transfer is not made within such 60-day period, the provisions of this Section 10.02 shall again become effective with respect to the proposed Transfer.

         Section 10.03 Additional Transfer Restrictions.

         (a) A Trust Holder wishing to Transfer its Trust Units (the "Transferor") shall bear all costs and expenses incurred by the Trust in connection with such Transfer not reimbursed or paid by Aurora pursuant to
Section 7.01 hereof, and such Trust Holder shall remit appropriate funds to the Trust at the request of the Board.

         (b) No Transfer of Trust Units by any Trust Holder shall become effective (i) unless prior written notice thereof has been delivered to the Trust, (ii) unless such Transfer complies with this Article X and (iii) unless and until the proposed transferee (unless already a party to this Agreement) executes and delivers a Trust Accession Instrument and agrees to be treated as a Trust Holder hereunder, whereupon the Board shall cause Schedule I hereto to be amended to reflect such Transfer.

         (c) Notwithstanding any other provision of this Agreement, Trust Units may not be Transferred:

               (i) unless such Transfer (w) would not be effected on or through any established securities market in the U.S., (x) would not be effected on or through a secondary market in the U.S. or the substantial equivalent thereof or such transfer is a "block transfer" within the meaning of Section 1.7704-1(e)(2) of the Treasury Regulations, (y) would not result in the Trust at any time during its taxable year having more than 100 Trust Holders and (z) would not cause the Trust to be subject to Section 12(g) or 15(d) of the Securities Exchange Act of 1934;

               (ii) if, in the sole judgment of the Board, such Transfer would increase the risk that (x) the Trust would be treated as a publicly traded partnership for U.S. federal income tax purposes or (y) the Trust would be subject to Section 12(g) or 15(d) of the Securities Exchange Act of 1934; and

               (iii) unless each Transferor provides (x) representations to the Trust to the effect that none of the events listed in Section 10.03(c)(i) will occur as a result of the proposed Transfer, and (y) if requested by the Board in its sole discretion, an opinion of counsel, in form and substance reasonably satisfactory to the Board, that such transaction would be consistent with such representations.

                                  ARTICLE XI

                                 MISCELLANEOUS

         Section 11.01 Amendments. Ministerial modifications to this Agreement that do not materially alter its terms may be made by the Board without the consent of any other party hereto, so long as such modifications do not adversely affect in any material respect any Trust Holder's rights under this Agreement. Except as specifically set forth herein, any other amendments, waivers or other modifications to this Agreement shall not be valid unless consented to in writing by the Voting Trustees, CEH LLC and Trust Holders representing a majority of the Trust Units then issued and outstanding; provided, that the written consent of the Resident Trustee shall be required for any amendment adversely affecting the Resident Trustee's rights, powers and duties hereunder.

         Section 11.02 No Legal Title to Trust Estate in the Voting Trust CEH Units. The Trust Holders shall not have legal title to any part of the trust estate of the Voting Trust CEH Units.

         Section 11.03 Notices. Unless otherwise stated herein all notices, demands, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mail with return receipt requested or when sent by telecopier (with receipt confirmed); provided a copy is also sent by registered or certified mail, return receipt requested, addressed as follows (or to such other address as a party may designate by written notice to all other parties to this Agreement or, in the case of a Trust Holder, to such other address as such Trust Holder may designate by written notice to the Board (which shall promptly notify Aurora and the Resident Trustee of any such change)):

         If to the Trust Holders, to the respective addresses given next to each Trust Holder's name as listed in Schedule I.

         If to the Resident Trustee, to:



         If to the Voting Trustees or the Board, to:



         If to CEH LLC, to:



         If to Aurora, to:




         Section 11.04 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 11.05 Separate Counterparts; Delivery. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.

         Section 11.06 Successors. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, Aurora, CEH LLC, the Resident Trustee, the Voting Trustees and the Trust Holders and their respective successors. Any request, notice, direction, consent, waiver or other instrument or action by any party shall bind the successors of such party.

         Section 11.07 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 11.08 Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware, including all matters of construction, validity and performance; provided, however, that there shall not be applicable to the parties hereunder or this Agreement any provision of the laws (common or statutory) of the State of Delaware pertaining to trusts that relate to or regulate, in a manner inconsistent with the terms hereof, (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets or (g) the establishment of fiduciary or other standards of responsibility or limitations on the acts or powers of trustees that are inconsistent with the limitations or authorities and powers of the trustees hereunder as set forth or referenced in this Agreement. Section 3540 of title 12 of the Delaware Code shall not apply to the Trust.

         Section 11.09 Consent to Jurisdiction and Venue; Waiver of Jury Trial.

         (a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

         (b) Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 11.09(b).

         Section 11.10 Further Assurances. The Trust Holders shall execute and deliver all such instruments, documents or certificates as the Board may deem necessary or advisable in connection with the performance of its responsibilities hereunder.

         Section 11.11 Entire Agreement. This Agreement, together with the Merger Agreement, the Operating Agreement, the Members Agreement, the Indemnity Agreement and the Registration Rights Agreement, embodies the final, entire agreement of the Trust Holders, Aurora, CEH LLC, the Resident Trustee and the Voting Trustees with respect to the Trust and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

                                                     --------------------------,
                                                     as the Resident Trustee


                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:


                                                     --------------------------,
                                                     as Voting Trustee


                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:


                                                     --------------------------,
                                                     as Voting Trustee


                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:


                                                     --------------------------,
                                                     as Voting Trustee


                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

                                                     Aurora Foods Inc.


                                                      By:
                                                        -----------------------
                                                        Name:
                                                        Title:


                                                     CRUNCH EQUITY HOLDING, LLC


                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

                                                                     SCHEDULE I



                                 TRUST HOLDERS



Name                   Address for Notices           Wire Transfer Instructions
----                   -------------------           --------------------------

                                                                     Exhibit B





                                Aurora Foods Inc.
                               11432 Lackland Road
                               St. Louis, MO 63146


January 30, 2004


To Each of the Parties Set Forth Below:

         Reference is made to the letter agreement, dated October 13, 2003, among Aurora Foods Inc. ("Aurora"), the Informal Bondholder Committee of Aurora, J.P. Morgan Partners LLC, J.W. Childs Equity Partners III, L.P. and C. Dean Metropoulos and Co. (the "Letter Agreement") regarding Aurora's implementation of a Management Retention Plan. Schedule 1 to the Letter Agreement, which sets forth the material terms of such Management Retention Plan, is hereby amended and restated in its entirety as set forth in Schedule 1 hereto. Upon approval of the Management Retention Plan by the Independent and Compensation Committees of Aurora's Board of Directors, the Management Retention Plan will be disclosed in Aurora's bankruptcy plan through a plan supplement, which will be filed with the Delaware Bankruptcy Court and with the SEC pursuant to a Form 8-K. Please indicate your acknowledgment of the foregoing by signing this letter where indicated below.

                                        AURORA FOODS INC.


                                        By:  /s/ Ronald B. Hutchison
                                             --------------------------
                                             Name:  Ronald B. Hutchison
                                             Title: CRO

Acknowledged and agreed as of
the date first written above by:

THE OFFICIAL COMMITTEE OF UNSECURED
CREDITORS OF AURORA FOODS INC., ET AL.

         By:  OCM Opportunities Fund III, L.P., as Chairperson

         By:  OAKTREE CAPITAL  MANAGEMENT, LLC, its General Partner


         By:  /s/ Kenneth Liang             /s/ Lowell Hill
              ------------------------      -------------------
              Name:  Kenneth Liang          Lowell Hill
              Title: Managing Director      Managing Director


J.P. MORGAN PARTNERS LLC


By:  /s/ Jonathan R. Lynch
     -------------------------
      Name:
      Title:

J.W. CHILDS EQUITY PARTNERS III, L.P.

By:  J.W. Childs Advisors III, L.P., its general partner
By:  J.W. Childs Associates, L.P., its general partner
By:  J.W. Childs Associates, Inc., its general partner


By:  /s/ John W. Childs
     -------------------------
      Name:  John W. Childs
      Title: President

CDM Investor Group, LLC


By:  /s/ C. Dean Metropoulos
     -------------------------
     Name:
     Title:

                                   Schedule 1
                                   ----------


o Dale Morrison, Marc Kramer, and Hans Allegaert shall be the participants (the "Participants") in the Aurora Foods Inc. management retention plan (the "Plan").

o Under the Plan, Aurora Foods Inc. (the "Company"), subject to the review and approval of each of the Independent and Compensation Committees of the Company's Board of Directors, shall pay on the effective date of the Company's plan of reorganization (the "Effective Date"):

     o a bonus to any Participant who remains employed by or a consultant to the Company through December 31, 2003; provided, that in no event shall such bonuses exceed an aggregate of $2.0 million for all Participants;

     o an additional bonus to any Participant who remains employed by or a consultant to the Company through January 31, 2004; provided, that in no event shall such additional bonuses exceed an aggregate of $200,000 for all Participants;

     o an additional bonus to any Participant who remains employed by or a consultant to the Company through February 29, 2004; provided, that in no event shall such additional bonuses exceed an aggregate of $200,000 for all Participants; and

     o an additional bonus to any Participant who remains employed by or a consultant to the Company through (a) March 31, 2004, or (b) in the event that the Effective Date occurs during March, 2004, the Effective Date; provided, that in no event shall such additional bonuses exceed an aggregate of $200,000 for all Participants.

o Any payments required pursuant to the Plan shall be earned as of the Effective Date.

                                Aurora Foods Inc.
                               11432 Lackland Road
                               St. Louis, MO 63146


October 13, 2003


To Each of the Parties Set Forth Below:

         In connection with the transactions contemplated by the Letter of Intent, dated as of October 13, 2003, among Aurora Foods Inc. ("Aurora"), the Informal Bondholder Committee of Aurora, J.P. Morgan Partners LLC, J.W. Childs Equity Partners III, L.P. and C. Dean Metropoulos and Co., Aurora will implement a Management Retention Plan containing substantially the terms set forth on Schedule 1 hereto. Please indicate your acknowledgment of the foregoing by signing this letter where indicated below.

                                        AURORA FOODS INC.


                                        By:  /s/ Richard A. Keffer
                                             ------------------------
                                             Name:  Richard A. Keffer
                                             Title: General Counsel



Acknowledged and agreed as of
the date first written above by:

THE INFORMAL BONDHOLDER
COMMITTEE OF AURORA FOODS INC.

         OAKTREE CAPITAL MANAGEMENT, LLC as general partner and/or investment manager of certain funds and accounts it manages

         By:  /s/ Lowell W. Hill             /s/ Kenneth Liang
              ---------------------          -----------------------
              Name:
              Title:

         PEQUOT SPECIAL OPPORTUNITIES FUND, L.P.,

         BY: PEQUOT CAPITAL
             MANAGEMENT, INC., its
             Investment Manager


         By: /s/ Richard Joslin
             -----------------------------------------
             Name:  Richard Joslin
             Title: Principal Chief Accounting Officer


         LEHMAN BROTHERS, INC.


         By: /s/ James P. Seery, Jr.
             -----------------------------------------
             Name:  James P. Seery, Jr.
             Title: Senior Vice President


J.P. MORGAN PARTNERS LLC


By:  /s/ Jonathan R. Lynch
     -----------------------------------
      Name:  Jonathan R. Lynch
      Title: Partner

J.W. CHILDS EQUITY PARTNERS III, L.P.


By:  /s/ John W. Childs
     -----------------------------------
     Name:
     Title:

C. DEAN METROPOULOS AND CO.


By:  /s/ C. Dean Metropoulos
     -----------------------------------
     Name:
     Title: Pres.

                                   Schedule 1
                                   ----------

o Dale Morrison, Marc Kramer, and Hans Allegaert shall be the participants (the "Participants") in the Aurora Foods Inc. management retention plan (the "Plan").

o Under the Plan, Aurora Foods Inc. (the "Company"), subject to the review and approval of each of the Independent and Compensation Committees of the Company's Board of Directors, shall pay on the effective date of the Company's plan of reorganization:

     o a bonus to any Participant who remains employed by or a consultant to the Company through December 31, 2003; provided, that in no event shall such bonuses exceed an aggregate of $2.0 million for all Participants; and

     o an additional bonus to any Participant who remains employed by or a consultant to the Company through January 31, 2004; provided, that in no event shall such additional bonuses exceed an aggregate of $200,000 for all Participants.